Exhibit 24.1

Power of Attorney

We, the undersigned directors and officers of Wright Medical Group, Inc. (the “Company”), hereby severally constitute and appoint Robert J. Palmisano, Lance A. Berry and James A. Lightman, and each of them singly, our true and lawful attorneys-in-fact, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 relating to the resale of shares of common stock of the Company, originally issued to members of Solana Surgical, LLC in connection with that certain Merger Agreement among the Company, a wholly-owned subsidiary of the Company and Solana Surgical, LLC, and any and all pre-effective and post-effective amendments to said registration statement, and to file or cause to be filed the same, with all supplements, amendments and exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

SIGNATURES	TITLE	DATE

/s/ GARY D. BLACKFORD	Director	February 12, 2014
Gary D. Blackford

/s/ MARTIN J. EMERSON	Director	February 12, 2014
Martin J. Emerson

/s/ RONALD K. LABRUM	Director	February 12, 2014
Ronald K. Labrum

/s/ JOHN L. MICLOT	Director	February 12, 2014
John L. Miclot

/s/ AMY S. PAUL	Director	February 12, 2014
Amy S. Paul

/s/ ROBERT J. QUILLINAN	Director	February 12, 2014
Robert J. Quillinan

/s/ DAVID D. STEVENS	Director	February 12, 2014
David D. Stevens

/s/ DOUGLAS G. WATSON	Director	February 12, 2014
Douglas G. Watson